As filed with the U.S. Securities and Exchange Commission on July 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARTS iD, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3674868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

Telephone: (609) 642-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lev Peker

Chief Executive Officer

PARTS iD, Inc.

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

Telephone: (609) 642-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew P. Gilbert, Esq.

James M. Fischer, Esq.

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

Telephone: (973) 520-2550

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we filed to cover the securities has become effective with the Securities and Exchange Commission. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2023

PROSPECTUS

37,889,029 Shares of Class A Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 37,889,029 shares of our Class A common stock, $0.0001 par value per share (the “common stock”). The shares of common stock included in this prospectus consist of (i) 13,418,750 shares of common stock that may be issued upon the conversion of certain convertible promissory notes in the aggregate principal amount of up to $5,367,500 (the “notes”), representing a good faith estimate of the maximum number of shares issuable thereunder and (ii) 24,470,279 shares of common stock that may be issued upon the conversion of certain warrants (the “warrants”) issued to the selling stockholders. For more information, see “Description of the Notes and Warrants” below.

We will not receive any proceeds from the sale of the shares by the selling stockholders. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares of common stock.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being offered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the NYSE American under the symbol “ID”. On July 27, 2023, the last reported sale price of our common stock was $0.47 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

If information in this prospectus is inconsistent with any document incorporated by reference that was filed with the SEC before the date of this prospectus, you should rely on this prospectus. This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 7 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “PARTS iD,” “we,” “us,” “our” and similar terms refer to PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.) and its consolidated subsidiaries (including PARTS iD, LLC). References to “Legacy” refer to our predecessor company prior to the consummation of the business combination with Legacy consummated in November 2020 (the “Business Combination”)pursuant to that certain Business Combination Agreement, dated September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation, Excel Merger Sub II, LLC, a Delaware limited liability company a, Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of the Business Combination Agreement.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. For a more complete understanding of our company, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information under the heading “Risk Factors”, beginning on page 7 of this prospectus.

Our Company

Business Overview

PARTS iD, Inc. is a technology-driven, digital commerce company on a mission to transform the U.S. automotive aftermarket and the adjacent complex parts markets we serve by providing customers a differentiated customer experience with advanced product search capabilities, proprietary product options, exclusive shop by service type functionality, visually inspired browsing, easy product discovery, rich custom content, an exhaustive product catalog and competitive prices.

We deliver this customer experience vision using our purpose-built technology platform and user interface (UI), proprietary parts and accessories fitment data with more than fourteen billion product and fitment data points powered with machine learning, and a comprehensive product catalog spanning approximately eighteen million parts and accessories, when fully available, from over one thousand suppliers we partner with across eight verticals.

Our technology platform integrates software engineering with catalog management, data intelligence, mining, and analytics, along with user interface development which utilizes distinctive rules-based parts fitment software capabilities. To manage the ever-growing need for accurate product and parts data, we use cutting-edge computational and software engineering techniques, including Bayesian classification, to enhance and improve data records and product information, and ultimately to contribute to the overall development of a rich and engaging user experience. Furthermore, our technology platform is designed to support much more than just car parts and accessories. We believe that we have demonstrated the flexibility and scalability of our technology by launching seven adjacent verticals, including BOATiD.com, MOTORCYCLEiD.com, CAMPERiD.com, and others in August 2018, all of which leverage the same proprietary technology platform and data architecture.

There are several key competitive strengths that we believe highlight the attractiveness of our platform business model and underscore how we are differentiated from our competition, including:

1.	The Company’s distinctive technology, customer-first UI, and proprietary fitment data enables a differentiated shopping experience for the automotive parts consumer. Unlike any other consumer product category, we believe that the success or failure of selling automotive parts, and especially aftermarket accessories at scale, comes down to rich and comprehensive fitment data. We believe that the Company has been successful at developing its own proprietary fitment database which is not licensed for use to any other person or entity.

2.	We believe that the Company’s product catalog of approximately eighteen million products, when fully available, and approximately forty-five hundred brands is unrivaled. Our comprehensive catalog is enriched with approximately fourteen billion data points, advanced 3D imagery, in-depth product descriptions, customer reviews, installation and fitment guides, as well as other rich custom content specifically catering to the needs of the automotive aftermarket industry and is further complemented by our highly trained and specialized customer service.

3.	The Company’s proprietary and asset-light fulfillment model is enabled by a network of hundreds of suppliers with whom we have cultivated relationships with and integrated over the last fifteen years. This has enabled us to further scale our catalog size and to add adjacent verticals which allows us to offer a broader array of product lines over our competitors. Furthermore, our geo-sourcing fulfillment algorithm factors in real-time inventory when available, customer proximity, shipping cost, and profitability to optimize product sourcing. This algorithmic approach allows us to increase fill rate and delivery speed.

4.	The Company’s differentiated customer experience is a result of rich content, wide product range with ease of selection, proprietary fitment data, and highly trained customer service representatives, providing a data-driven engagement platform for discovery and inspiration. This is demonstrated by:

a.	the Company’s Net Promoter Score continues to be between 60-70 despite the global supply chain disruptions (primarily due to the COVID-19 pandemic);

b.	the Company’s overall product return rate across all eight verticals is consistently within the range of 5-6%; and

c.	repeat customer revenue was 34% of total revenue for the fourth quarter of 2022.

The Company has invested sixteen years in building its proprietary platform and we believe that our investment in technology and data has allowed us to expand into adjacent verticals, leveraging a capital-efficient just-in-time inventory model to offer our consumers an extensive selection and customer experience.

Implications of Being a Smaller Reporting Company and No Longer Being an Emerging Growth Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act’) and have elected to take advantage of certain of the scaled disclosure requirements available to smaller reporting companies.

As of December 31, 2022, the last day of the fiscal year following the fifth anniversary of the completion of Legacy’s initial public offering on November 8, 2017, we are no longer an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Since we are no longer an “emerging growth company,” we cannot take advantage of certain exemptions from various reporting requirements that are applicable to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, since we are no longer an “emerging growth company,” we can no longer elect to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2022, the “Sarbanes-Oxley Act”). However, as a “smaller reporting company,” we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Securities Offered by Selling Stockholders

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 37,889,029 shares of common stock consisting of:

1.	up to 13,418,750 shares of common stock that may be issued upon conversion of $5,367,500 aggregate principal amount, plus the amount of accrued and unpaid interest, if any, that may be payable in shares of common stock, of outstanding senior secured convertible promissory notes issued on July 14, 2023 pursuant to the Lind Purchase Agreement (as defined below), representing a good faith estimate of the maximum number of shares issuable thereunder;

2.	up to 12,837,838 shares of common stock that may be issued upon exercise of outstanding warrants to purchase common stock issued on July 14, 2023 pursuant to the Lind Purchase Agreement;

3.	up to 536,570 shares of common stock that may be issued upon exercise of outstanding warrants to purchase common stock issued on July 14, 2023 to the Placement Agent (as defined below);

4.	up to 7,738,094 shares of common stock that may be issued upon exercise of outstanding warrants to purchase common stock issued on July 13, 2023 pursuant to the July Purchase Agreement (as defined below);

5.	up to 694,444 shares of common stock that may be issued upon exercise of outstanding warrants to purchase common stock issued on June 14, 2023 pursuant to the June Purchase Agreement (as defined below);

6.	up to 2,083,333 shares of common stock that may be issued upon exercise of outstanding warrants to purchase common stock issued on May 19, 2023 pursuant to the May Purchase Agreement (as defined below);

7.	up to 580,000 shares of common stock that may be issued upon exercise of outstanding warrants to purchase common stock issued on March 6, 2023 pursuant to the March Purchase Agreement (as defined below).

For more information, see “Description of the Notes and Warrants” below.

Corporate Information

Our corporate mailing address is 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512. Our telephone number is (609) 642-4700, and our website is www.partsidinc.com. The information on our website is not part of this prospectus. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus. Any information about us on LinkedIn, Twitter or other social media platforms should not be considered part of this prospectus, nor should any information about us posted by others on blogs, bulletin boards, in chat rooms or in similar media.

THE OFFERING

Common stock to be offered by the selling stockholders	37,889,029 shares of our common stock issuable upon exercise of the notes and warrants. The number of shares of common stock issuable upon the exercise of the notes and warrants and the exercise prices thereof are subject to adjustment in certain circumstances.

Common stock outstanding after this offering	72,715,000 shares of our common stock assuming the notes and warrants are exercised in full and without giving effect to any other issuances of common stock subsequent to the date hereof.

Use of proceeds	We will receive none of the proceeds from the sale of shares by the selling stockholders in this offering. However, we intend to use the net proceeds of any exercises of the notes and warrants by the holder thereof to augment our working capital and for general corporate purposes. See “Use of Proceeds.”

Trading	Our common stock is traded on the NYSE American under the symbol “ID.”

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 7 of this prospectus and the documents incorporated by reference in this prospectus.

The number of shares of common stock shown above to be outstanding after this offering is based on 34,825,971 shares outstanding as of March 31, 2023, and excludes as of such date:

●	3,212,078 additional shares of common stock reserved and available for future issuances under the PARTS iD, Inc. 2020 Equity Incentive Plan, of which 2,580,445 shares were subject to outstanding awards;

●	2,043,582 additional shares of common stock reserved and available for future issuances under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan; and

●	750,000 additional shares of common stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement).

●	1,580,000 additional shares of common stock that may be issuable upon the exercise of outstanding warrants.

Unless otherwise indicated, this prospectus assumes no exercise of outstanding stock options or warrants, and no settlement of outstanding restricted stock units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements. These statements relate to future periods, future events or our future operating or financial plans or performance, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic, supply chain constraints from current economic conditions, record inflation and the conflict in Ukraine. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic and the conflict in Ukraine, which have had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

●	our future capital requirements;

●	our ability to raise capital and utilize sources of cash;

●	our ability to generate sufficient revenue to cover our operating expenses and to continue to operate with a working capital deficiency;

●	our ability to service our obligations and to obtain funding for our operations;

●	the ongoing conflict between Ukraine and Russia has affected and may continue to affect our business;

●	competition and our ability to counter competition, including changes to the algorithms of Google and other search engines and related impacts on our revenue and advertisement expenses;

●	the impact on our business of macro-economic factors including discretionary spending pressure due to inflation and low savings rates that impact consumer sentiment;

●	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

●	disruptions in the supply chain and associated impacts on demand, product availability, order cancellations and cost of goods sold including the economic impacts of record inflation;

●	difficulties in managing our international business operations, particularly in Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations;

●	changes in our strategy, future operations, financial position, estimated revenue and losses, product pricing, projected costs, prospects and plans;

●	the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto;

●	the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services;

●	developments and projections relating to our competitors and industry;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to maintain and enforce intellectual property rights and our ability to maintain our technology position;

●	changes in applicable laws or regulations;

●	the effects of current and future U.S. and foreign trade policy and tariff actions;

●	disruptions in the marketplace for online purchases of aftermarket auto parts;

●	costs related to operating as a public company; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

See also the section titled “Risk Factors” in this prospectus and subsequent reports and registration statements filed from time to time with the SEC, for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements. Readers of this prospectus are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This cautionary note is applicable to all forward-looking statements contained in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors included in, or incorporated by reference into, this prospectus, as updated by our subsequent filings under the Exchange Act before acquiring any of such securities. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. For more information, see the section entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” elsewhere in this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

Risks Related to the Company’s Finances

The Company has a history of losses.

The Company has a history of low operating margins and losses. The Company continues to focus on growing its business in the near term, with increasing investments in its business, which may result in the incurrence of additional losses. During (i) the three months ended March 31, 2023, the Company had a net loss of $6.5 million, compared to $3.95 million during the three months ended March 31, 2022 and (ii) the year ended December 31, 2022, the Company had a net loss of $17.9 million, compared to net a net loss of $8.0 million in 2021. In 2022, a slight decrease in gross margin and a decrease in advertising spend due to liquidity issues led to a decrease in net revenue, which substantially reduced the profitability of the Company. With continuing supply chain constraints and liquidity concerns, the Company’s financial condition for 2023 could also be adversely impacted by lower gross margins and lower advertising spend thus reducing revenues. If the Company incurs substantial net losses in the future, it could impact the Company’s liquidity, as it may not be able to provide positive cash flows from operations in order to meet its working capital requirements. The Company may need to sell additional assets or seek additional equity and or debt financing in the future. However, there can be no assurance that the Company would be able to raise such additional financing or engage in such asset sales on acceptable terms, or at all. If the Company’s net losses were to continue, and if the Company is not able to raise adequate additional financing or proceeds from asset sales to continue to fund its ongoing operations, it will need to defer, reduce or eliminate significant planned expenditures, restructure or significantly curtail its operations, file for bankruptcy or cease operations.

The Company has experienced significant declines in revenue and is not generating sufficient cash flows to cover its operating expenses, and any failure to obtain additional capital will jeopardize its operations.

As of March 31, 2023, the Company had negative working capital of approximately $45.9 million and have continued to experience declining revenues. While we have operated with a working capital deficiency since our inception, this combined with declined profitability had caused us to consume approximately $18.5 million in cash from operating activities during the year ended December 31, 2022. Since then, we have been unable to generate sufficient cash from our operating activities or obtain sufficient financing to cover our operating expenses to date. If our revenues do not increase and continue to decline, we may be forced to discontinue our operations. In addition, we have experienced recent unfavorable changes in our credit terms from our vendors due to our inability to generate sufficient cash flows to cover our operating expenses. We have very limited liquidity and may need to raise additional capital in the near future, which may not be available on reasonable terms or at all, to continue funding the operations and development of our business. Even if we are able to raise additional capital, we may raise capital by selling equity securities, which will be dilutive to our existing stockholders. If we incur indebtedness, costs of financing may be extremely high, and we will be subject to default risks associated with such indebtedness, which may harm our ability to continue the Company’s operations as a going concern. We cannot provide any assurance that we will be able to generate sufficient revenue and positive cash flow to successfully continue our business operations.

Changes in customer, product, vendor or sourcing sales mix could cause the Company’s gross margin and ultimately operating margins to decline; failure to mitigate these pressures could adversely affect its results of operations and financial condition.

The Company’s gross margins are dependent on the mix of products it sells, decisions to drop-ship rather than stock products in its distribution centers, decisions to offer private label alternatives or branded offerings, price changes by its vendors, pricing actions by competitors, and the mix of paid and organic traffic to its e-commerce platform and economic conditions. In addition, the Company’s margin could be adversely affected by any consumer shift away from its private label products. Declines in the Company’s margins could adversely affect its results of operations and financial condition.

We may be unable to accurately forecast net sales and appropriately plan our expenses in the future.

Net sales and results of operations are difficult to forecast because they generally depend on the volume, timing and type of orders we receive, all of which are uncertain. We base our expense levels and investment plans on our estimates of net sales and gross margins. We cannot be sure the same growth rates, trends, and other key performance metrics are meaningful predictors of future growth. If our assumptions prove to be wrong, we may spend more than we anticipate acquiring and retaining customers or may generate lower net sales per active customer than anticipated, either of which could have a negative impact on our business, financial condition, and results of operations.

Risks Related to Our Common Stock

Concentration of ownership among certain stockholders may prevent other stockholders from influencing significant corporate decisions.

As of March 31, 2023, each of Prashant Pathak, Chairman of the Board of Directors (the “Board’) of the Company and a director and President of Onyx Enterprises Canada Inc. (“OEC”), Roman Gerashenko and Stanislav Royzenshteyn, beneficially owned, directly or indirectly, approximately 40.9%, 17.4%, and 17.4%, respectively, of our outstanding common stock, and our directors and executive officers as a group beneficially owned approximately 48% of our outstanding common stock. As a result of their current holdings, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of our common stock in the public market could cause the price of our common stock to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.

The shares of common stock covered by effective registration statements, pursuant to which certain stockholders may sell their shares, represent approximately 90% of our outstanding common stock. Sales, or the potential sales, of substantial numbers of shares in the public market by those selling stockholders could increase the volatility of the market price of our common stock or adversely affect the market price of our common stock.

We have never paid dividends on our common stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Our stock price is volatile, and you may not be able to sell shares of our common stock at or above the price you paid.

The trading price of our common stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of our business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the common stock by the Board, executive officers or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

In addition, the stock market in general, and the NYSE American in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Risks Related to Our Being a Public Company

We incur significant costs and devote substantial management time as a result of operating as a public company.

As a public company, we incur significant legal, accounting and other expenses. For example, we are required to comply with the requirements of the Sarbanes-Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the New York Stock Exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time consuming or costly and increases demand on our systems and resources, particularly since we are no longer an “emerging growth company.” In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering.

We currently intend to use the net proceeds from any exercise of the warrants for general corporate purposes, which may include working capital, capital expenditures, the repayment or refinancing of existing indebtedness mergers and acquisitions and other investments. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from the exercise of the notes and warrants.

SELLING STOCKHOLDERS

The selling stockholders are offering under this prospectus up to 37,889,029 shares of our common stock issuable by us to the below selling stockholders upon the exercise of the notes and warrants, the terms of which are described in this prospectus under the caption “Description of the Notes and Warrants.” The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares offered hereby. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares or the exercise of the notes and warrants.

The following table presents information regarding the selling stockholders and the shares that such selling stockholder may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by such selling stockholder. Other than as disclosed herein, none of the selling stockholders, nor any affiliate of a selling stockholder, has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 34,825,971 shares of our common stock actually outstanding as of March 31, 2023.

Selling Stockholders	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	No. of Shares Offered by Selling Stockholder Upon Exercise of Notes and/or Warrants		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lind Global Fund II LP (1)	26,256,588	42.99%	26,256,588	(2)	*
Titan Partners Group LLC (3)	536,750	1.52%	536,750		*
2642186 Ontario Inc. (4)	4,001,637	10.31%	3,996,229		*
Limestone Development Corporation (5)	50,000	*	50,000		*
Lev Peker (6)	6,400,986	15.54%	6,374,404		*
Edwin J. Rigaud (7)	1,866,986	5.26%	675,238		3.42%
TOTALS			37,889,029

*	Denotes less than 1%.

(1)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of notes and/or warrants beneficially owned by Lind Global Fund II LP LP (“Lind”). Jeff Easton is the Managing Member of The Lind Partners, LLC, which is the Investment Manager of Lind, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address of Lind is c/o The Lind Partners LLC, 444 Madison Avenue, Floor 41, New York, NY 10022.

(2)	Assumes the Lind Note (as defined below) converts at a conversion price of $0.40.

(3)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”). The address of Titan is 7 World Trade Center, 46th Floor, New York, NY 10007.

(4)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by 2642186 Ontario Inc. (“Ontario”). The address of Ontario is 2 Bloor St. W, Toronto, Ontario, Canada.

(5)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by Limestone Development Corporation (“Limestone”). The address of Limestone is c/o Sierra Corporation, 1090 Don Mills Road, Suite 300, Toronto, Ontario M3C 3R6.

(6)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by Lev Peker. Includes 26,582 shares of common stock held directly. Mr. Peker serves as a director on the Board and is the Company’s Chief Executive Officer. The address of Mr. Peker is c/o PARTS iD, Inc., 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512.

(7)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by Edwin J. Rigaud. Includes: (a) 277,605 shares of common stock held directly; (b) 914,143 shares of common stock held by Legacy Acquisition Sponsor I LLC over which Mr. Rigaud may share voting and investment power with Legacy Acquisition Sponsor I LLC. Mr. Rigaud is the managing member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein. Mr. Rigaud serves as a director on the Board. The address of Mr. Rigaud is c/o PARTS iD, Inc., 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512.

PLAN OF DISTRIBUTION

The selling stockholders of the shares offered hereby and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Amended and Restated Bylaws (our “Bylaws”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of our Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our common stock and preferred stock.

 Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 111,000,000 shares of capital stock, $0.0001 par value per share, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class F common stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

As of March 31, 2023, we had 34,825,971 shares of Class A common stock outstanding. As of March 31, 2023, the Company had reserved 6,005,660 shares of Class A common stock for issuance as follows:

Nature of Reserve		As of March 31, 2023
a.	Indemnification reserve: Upon the expiration of the indemnification period of two years as described in the Business Combination Agreement, subject the payments of indemnity claims, if any, the Company will issue up to 750,000 Common shares to former Onyx shareholders	750,000
b.	EIP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Equity Incentive Plan	3,212,078
c.	ESPP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Employee Stock Purchase Plan	2,043,582
	Total shares reserved for future issuance	6,005,660

As of March 31, 2023, there were no shares of Class F common stock outstanding, and no shares of Preferred Stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A common stock and Class F common stock are entitled to one vote per share, voting together as a single class, on matters to be voted on by stockholders.

Dividends

Subject to the rights of holders of Preferred Stock, holders of Class A common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. We have not paid any cash dividends on the Class A common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness incurred.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock, together with holders of Class F common stock, will be entitled to receive an amount of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied, ratably in proportion to the number of shares of Class A common stock (on an as-converted basis with respect to the Class F common stock) held.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund, redemption provisions or conversion provisions applicable to Class A common stock.

Class A Common Stock as Potentially Limited by Issuance of Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 15% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued capital stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. In addition, our Bylaws require that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, unless and until our Bylaws are amended in this respect, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and to have consented to these provisions of our Certificate of Incorporation and Bylaws. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meetings of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman of the Board.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Securities Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No action by written consent

Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Classified Board of Directors

Our Certificate of Incorporation provides that our Board is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms and that the authorized number of directors may be changed only by resolution of the Board. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors within the class of directors up for election.

Subject to the terms of any Preferred Stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

DESCRIPTION OF THE NOTES AND WARRANTS

Lind Financing

On July 14, 2023, we entered into a Securities Purchase Agreement with Lind Global Fund II LP (“Lind”) (the “Lind Purchase Agreement”).

The Lind Purchase Agreement provides for loans in an aggregate principal amount of up to $10 million under various tranches (the “Lind Financing”). As of July 14, 2023, Lind funded $3.75 million (less commitment fees) to the Company out of the $4.75 million “First Funding Amount” (as defined in the Lind Purchase Agreement) and Lind will fund the remaining $1.0 million (less commitment fees) within 5 business days of the Company (i) having a registration statement (the “Registration Statement”) declared effective by the SEC for the registration of the shares of the common stock issuable upon conversion of the Lind Note (as defined below) and the Lind Warrant (as defined below) and (ii) the receipt of Stockholder Approval (as defined in the Lind Purchase Agreement), if required. In consideration for the First Funding Amount, the Company issued and sold to Lind, in a private placement, (A) a senior secured convertible promissory note in the aggregate principal amount of $5,367,500 (the “Lind Note”) and (B) 12,837,838 warrants to purchase the common stock at an exercise price of $0.50 per share (subject to certain adjustments) (the “Lind Warrant”).

At any time while the Lind Note is outstanding and subject to certain conditions being satisfied as set forth in the Lind Purchase Agreement, the Company may deliver a written notice to Lind (an “Additional Funding Request”) requesting an increase in the amount of funding provided by Lind to the Company under the Lind Note, and such Additional Funding Request shall be equal to no less than $1.0 million and shall not exceed $5.25 million (the “Additional Funding Limit”). Within 7 business days of receiving the Additional Funding Request, Lind shall give a written response to the Company (an “Investor Response”) that provides that Lind has elected (in its sole and absolute discretion) to (i) advance the full requested amount, (ii) advance an amount less than the full requested amount or (iii) not advance any of the requested amount. In addition, Lind may, in its sole discretion and without any action by the Company, deliver written notice to the Company (an “Investor Funding Notice”) of its election to advance up to an aggregate of $2.0 million of increased funding to the Company. Any such increased funding amounts directed by Lind shall count toward the Additional Funding Limit.

The Lind Note does not bear any interest and matures on July 14, 2024. Following the date that is sixty (60) days after the earlier to occur of (A) the date the Registration Statement is declared effective by the SEC or (B) the date that any shares issued pursuant to the Lind Note may be immediately resold under Rule 144 of the Securities Act, the Company may repay all, but not less than all, of the then outstanding principal amount of the Lind Note, subject to a 5% premium. If the Company elects to prepay the Lind Note, Lind has the right to convert up to 33 1/3% of the principal amount of the Lind Note at the Conversion Price (as defined below) into shares of the common stock. The Lind Note is convertible, at the option of Lind, into shares of the common stock at a price per share equal to the lower of $0.50 or 90% of the average of the 3 lowest daily VWAPs (as defined in the Lind Note) during the 20 Trading Days (as defined in the Lind Note) prior to conversion.

As collateral for the obligations under the Lind Purchase Agreement, the Company has granted to Lind a senior security interest in all of Company’s right, title, and interest in, to and under all of Company’s property (inclusive of intellectual property), subject to certain exceptions, as set forth in the LLC Guarantor Security Agreement (as defined in the Lind Purchase Agreement) and the Security Agreement (as defined in the Lind Purchase Agreement).

The Lind Warrant will expire after 5 years from the date of issuance and may be exercised on a cashless basis. The Lind Warrant provides that Lind will not have the right to exercise any portion of the Lind Warrant, if, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended, would beneficially own in excess of 4.99%, of the number of shares of the common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that the Beneficial Ownership Limitation by shall automatically increase to 9.99% if Lind, together with its affiliates, owns in excess of 4.99% of the Company’s outstanding common stock.

Titan Partners Group, a division of American Capital Partners, LLC, acted as sole placement agent for the offering.

The foregoing descriptions of the Lind Purchase Agreement, the Lind Note, the Lind Warrant, Security Agreement, LLC Guarantor Security Agreement, Pledge Agreement, Guaranty and Trademark Security Agreement are not complete and are subject to, and qualified in their entirety by reference to, the full text of the Lind Purchase Agreement, the forms of Lind Note and Lind Warrant, and the full text of the Security Agreement, LLC Guarantor Security Agreement, Pledge Agreement, Guaranty and Trademark Security Agreement, which are included as Exhibits 10.1, 4.1, 4.2, 10.2, 10.3, 10.4, 10.5 and 10.6 to this registration statement, respectively, and are incorporated herein by this reference.

Placement Agent Warrant

On July 14, 2023, in consideration for its services in respect of the Lind Financing described above, the Company also issued to Titan Partners Group LLC, a division of American Partners, LLC (the “Placement Agent”) warrants to purchase 536,570 shares of the common stock at an exercise price per share of $0.625 (the “Placement Agent Warrant”). The Placement Agent Warrant has a 5-year term. In addition, the Company paid the Placement Agent a commission of $285,000.

The foregoing description of the Placement Agent thereby is not complete and is subject to, and qualified in its entirety by reference to, the form of the Placement Agent Warrant, of which is included as Exhibit 10.7 to this registration statement and is incorporated herein by this reference.

July 2023 Warrants

On July 13, 2023, the Company entered into a Note and Warrant Purchase Agreement (the “July Purchase Agreement”) whereby the Company agreed to issue and sell to certain investors affiliated with certain directors, officers and beneficial owners of the Company (collectively, the “July Purchasers”), in a private placement, (i) an aggregate principal amount of up to $3.25 million in junior secured convertible promissory notes and (ii) an aggregate of up to 7,738,094 warrants to purchase the common stock at an exercise price of $0.42 per share (subject to certain adjustments) (the “July Warrants”).

The July Warrants will expire after 5 years from the date of issuance and the July Warrant issued to the non-insider Purchaser may be exercised on a cashless basis. The July Warrants provide that a holder of July Warrants will not have the right to exercise any portion of its July Warrants, if such holder, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Exchange Act would beneficially own in excess the Beneficial Ownership Limitation; provided, however, that each holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the sixty-first day after such notice is delivered to the Company but not to any percentage in excess of 9.99%; provided that any holder of the July Warrants that beneficially owns in excess of 19.99% of the number of shares of the common stock outstanding on the issuance date of the July Warrants shall not be subject to the Beneficial Ownership Limitation.

The foregoing descriptions of the July Purchase Agreement and the July Warrants are not complete and are subject to, and qualified in their entirety by reference to, the full text of the July Purchase Agreement and the form of July Warrant, which are included as Exhibits 10.8, 4.3, 4.4, 4.5 and 4.6 to this registration statement, respectively, and are incorporated herein by this reference.

June 2023 Warrants

On June 14, 2023, we entered into a Note and Warrant Purchase Agreement (the “June Purchase Agreement”) whereby the Company agreed to issue and sell to an investor (the “Purchaser”), in a private placement, (i) an unsecured convertible promissory note in the aggregate principal amount of $250,000 and (ii) a warrant to purchase an aggregate of 694,444 shares of the common stock, at an exercise price of $0.36 per share (the “June Warrant”).

The June Warrant will expire after 5 years from the date of issuance and may not be exercised on a cashless basis. The June Warrant provides that the holder will not have the right to exercise any portion of the June Warrant, if the holder, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Exchange Act would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the sixty-first day after such notice is delivered to the Company but not to any percentage in excess of 9.99%; provided that the holder of the June Warrant that beneficially owns in excess of 19.99% of the number of shares of the common stock outstanding on the issuance date of the June Warrant shall not be subject to the Beneficial Ownership Limitation.

The foregoing description is only a summary of the terms of the June Purchase Agreement and June Warrant and it is qualified in its entirety by reference to the full text of the June Purchase Agreement and June Warrant, copies of which are included as Exhibits 10.9 and 10.10 to this registration statement, respectively, and are incorporated herein by this reference.

May 2023 Warrants

On May 19, 2023, we entered into a Note and Warrant Purchase Agreement (the “May Purchase Agreement”) whereby the Company agreed to issue and sell to certain investors, in a private placement, (i) unsecured convertible promissory notes (the “May Convertible Notes”) in the aggregate principal amount of $1,000,000 and (ii) an aggregate of 2,083,333 warrants to purchase shares of the common stock, at an exercise price of $0.48 per share (the “May Warrants”). Lev Peker, the Chief Executive Officer and a director of the Company, purchased an aggregate principal amount of $750,000 of May Convertible Notes and received an aggregate of 1,562,500 May Warrants in this offering. All of the disinterested directors of the Board, as well as the disinterested directors of the Audit Committee of the Company, reviewed and approved the terms of the May Purchase Agreement, May Convertible Notes and May Warrants.

The May Warrants will expire after 5 years from the date of issuance and may not be exercised on a cashless basis. The May Warrants provide that a holder of May Warrants will not have the right to exercise any portion of its May Warrants, if such holder, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Exchange Act would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that each holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the sixty-first day after such notice is delivered to the Company but not to any percentage in excess of 9.99%; provided that any holder of the May Warrants that beneficially owns in excess of 19.99% of the number of shares of the common stock outstanding on the issuance date of the May Warrants shall not be subject to the Beneficial Ownership Limitation.

The foregoing description is only a summary of the terms of the May Purchase Agreement and May Warrants and it is qualified in its entirety by reference to the full text of the May Purchase Agreement and May Warrants, copies of which are included as Exhibits 10.11 and 4.7 to this registration statement, respectively, and are incorporated herein by this reference.

March 2023 Warrants

On March 6, 2023, we entered into a Note and Warrant Purchase Agreement (the “March Purchase Agreement”) whereby the Company agreed to issue and sell to certain investors in a private placement, (i) an aggregate principal amount of up to $10 million in junior secured convertible promissory notes (the “March Convertible Notes”) and (ii) an aggregate of up to two million warrants to purchase the common stock at an exercise price of $0.50 per share (the “March Warrants”), in one or more closings pursuant to the terms of the March Purchase Agreement. All of the disinterested directors of the Board, as well as the disinterested directors of the Audit Committee of the Company, reviewed and approved the terms of the March Purchase Agreement, March Convertible Notes and March Warrants. As of March 6, 2023, the Company issued and sold (i) an aggregate principal amount of $2,900,000 of March Convertible Notes and (ii) an aggregate of 580,000 March Warrants, of which $2,650,000 of March Convertible Notes and 530,000 March Warrants were purchased by entities affiliated with certain directors, officers and beneficial owners of the Company.

The March Warrants will expire after 5 years from the date of issuance and may not be exercised on a cashless basis. The March Warrants provide that a holder of March Warrants will not have the right to exercise any portion of its March Warrants, if such holder, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Exchange Act would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that each holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the sixty-first day after such notice is delivered to the Company but not to any percentage in excess of 9.99%; provided that any holder of the March Warrants that beneficially owns in excess of 19.99% of the number of shares of the common stock outstanding on the issuance date of the March Warrants shall not be subject to the Beneficial Ownership Limitation.

The foregoing descriptions of the March Purchase Agreement and the March Warrants are not complete and are subject to, and qualified in their entirety by reference to, the full text of the March Purchase Agreement and the form of March Warrant, copies of which are included as Exhibits 10.12 and 4.8 to this registration statement, respectively, and are incorporated herein by this reference.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey.

EXPERTS

WithumSmith+Brown PC, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report, dated April 17, 2023, which is incorporated by reference in the prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on WithumSmith+Brown PC’s report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us and other issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available at our website (www.partsidinc.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which incorporates by reference certain portions of our definitive proxy statement for our 2023 Annual Meeting of Stockholders filed on April 17, 2023, and as amended on Form 10-K/A filed on May 1, 2023;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed on May 22, 2023;

(3)	Our Current Reports on Form 8-K filed on January 6, 2023, January 17, 2023, February 7, 2023, February 8, 2023, February 21, 2023, February 23, 2023, March 6, 2023, April 27, 2023, May 22, 2023, May 26, 2023, June 20, 2023, July 12, 2023 and July 17, 2023; and

(4)	The description of our Class A common stock contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on April 17, 2023, and as amended on Form 10-K/A filed on May 1, 2023.

We incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

This prospectus is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

PARTS iD, Inc.

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

+1 (609) 642-4700

You should rely only on the information incorporated by reference or presented in this prospectus. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

37,889,029 Shares of Class A Common Stock

PROSPECTUS

          , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses, all of which will be paid by the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated, except the registration fee required by the SEC:

Securities and Exchange Commission Registration Fee	$1,922
Printing and Engraving Expenses	5,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	7,500
Transfer Agent and Registrar Fees	100
Total	$44,522

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

The registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) provide that the registrant shall, to the fullest extent permitted by applicable law, as amended, which includes Section 145 of the DGCL, as amended, (i) indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such Proceeding; and (ii) pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition, provided that any payments in advance of the final disposition of the Proceeding shall be made only upon the registrant’s receipt of a certain undertaking by the person indemnified to repay all amounts advanced if such person is determined not to be entitled to such indemnification.

The Certificate of Incorporation also provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as amended, unless a director violated its duty of loyalty to the registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The registrant maintains a general liability insurance policy which covers certain liabilities of the registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors and officers.

The registrant has entered into indemnification agreements (the “Indemnification Agreements”) with each of its officers and directors. Each Indemnification Agreement provides for indemnification by the registrant of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from the director’s or officer’s service to the registrant.

Item 16. Exhibits

The following Exhibits are filed as part of this registration statement:

Exhibit Number	Description
4.1	Form of Senior Secured Convertible Promissory Note, dated as of July 14, 2023, issued to Lind Global Fund II LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
4.2	Form of Common Stock Purchase Warrant, dated as of July 14, 2023, issued to Lind Global Fund II LP (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
4.3	Form of Junior Secured Convertible Promissory Note, dated as of July 13, 2023 (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
4.4	Form of Junior Secured Convertible Promissory Note, dated as of July 13, 2023 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
4.5	Form of Common Stock Purchase Warrant, dated as of July 13, 2023 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
4.6	Form of Common Stock Purchase Warrant, dated as of July 13, 2023 (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
4.7	Form of Common Stock Purchase Warrant, dated May 19, 2023 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 22, 2023).
4.8	Form of Common Stock Purchase Warrant, dated as of March 6, 2023 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 6, 2023).
10.1	Securities Purchase Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.2	Security Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.3	Guarantor Security Agreement, dated as of July 14, 2023, by and between PARTS iD, LLC and Lind Global Fund II LP (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.4	Pledge Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.5	Guaranty, dated as of July 14, 2023, by PARTS iD, LLC in favor of Lind Global Fund II LP (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.6	Trademark Security Agreement, dated as of July 14, 2023, by and between PARTS iD, LLC and Lind Global Fund II LP (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.7	Placement Agent Common Stock Purchase Warrant, dated as of July 14, 2023, issued to Titan Partners Group LLC (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.8	Note and Warrant Purchase Agreement, dated as of July 13, 2023, by and between the Company and the Purchasers party thereto (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on July 17, 2023).
10.9	Note and Warrant Purchase Agreement, dated as of June 14, 2023, by and between PARTS iD, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 20, 2023).
10.10	Common Stock Purchase Warrant, dated as of June 14, 2023 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 20, 2023).
10.11	Note and Warrant Purchase Agreement, dated as of May 19, 2023, by and between the Company and the Purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 22, 2023).
10.12	Note and Warrant Purchase Agreement, dated as of March 6, 2023, by and between the Company and the Purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 6, 2023).
5.1*	Opinion of DLA Piper LLP (US)
23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of PARTS iD, Inc. (f/k/a Legacy Acquisition Corp)
23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24*	Power of Attorney (included on Signature Page of Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on July 28, 2023.

PARTS iD, INC.

By:	/s/ Lev Peker
Lev Peker
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Lev Peker and James Doss, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lev Peker	Director and Chief Executive Officer	July 28, 2023
Lev Peker	(Principal Executive Officer)

/s/ James Doss	Chief Financial Officer	July 28, 2023
James Doss	(Principal Financial Officer and Principal Accounting Officer)

/s/ Prashant Pathak	Chairman of the Board of Directors	July 28, 2023
Prashant Pathak

/s/ Aditya Jha	Director	July 28, 2023
Aditya Jha

/s/ Darryl T.F. McCall	Director	July 28, 2023
Darryl T.F. McCall

/s/ Rahul Petkar	Director	July 28, 2023
Rahul Petkar

/s/ Edwin J. Rigaud	Director	July 28, 2023
Edwin J. Rigaud